Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form F-4 of Alibaba Group Holding Limited of our report dated July 21, 2023, except for Note 29 and the change in the composition of reportable segments as discussed in Note 5 and Note 28 to the consolidated financial statements, as to which the date is May 23, 2024, and except for the change in the presentation of segment information as discussed in Note 2(ai) and Note 28 to the consolidated financial statements, as to which the date is June 26, 2025 relating to the financial statements, which appears in Alibaba Group Holding Limited’s Annual Report on Form 20-F for the year ended March 31, 2025. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers
Hong Kong, the People’s Republic of China

July 21, 2025